Exhibit 99.1
AAON REPORTS RECORD SALES FOR THE SECOND QUARTER OF 2021 AND A ROBUST INCREASE IN BACKLOG

TULSA, OK, August 5, 2021 - AAON, INC. (NASDAQ-AAON), today announced its results for the second quarter of 2021.

Financial Highlights:	Three Months Ended June 30,		%	Six Months Ended June 30,		%
	2021	2020	Change	2021	2020	Change
	(in thousands, except share and per share data)			(in thousands, except share and per share data)
Net sales	$143,876	$125,596	14.6%	$259,664	$263,079	(1.3)%
Gross profit	42,107	38,131	10.4%	75,264	81,078	(7.2)%
Gross profit %	29.3%	30.4%		29.0%	30.8%
Selling, general and admin. expenses	$16,895	$15,939	6.0%	$31,591	$31,153	1.4%
SG&A %	11.7%	12.7%		12.2%	11.8%
Net income	20,615	17,804	15.8%	36,991	39,657	(6.7)%
Net income %	14.3%	14.2%		14.2%	15.1%
Effective Tax Rate	18.3%	20.0%		15.4%	20.8%
Earnings per diluted share	$0.38	$0.34	11.8%	$0.69	$0.75	(8.0)%
Diluted average shares	53,603,932	52,750,401	1.6%	53,736,134	52,885,491	1.6%

EBITDA, a non-GAAP measure	$32,777	$28,562	14.8%	$58,653	$62,332	(5.9)%

	June 30,	June 30,	%
	2021	2020	Change
	(in thousands)
Backlog	$138,131	$103,508	33.4%
Cash & cash equivalents & restricted cash	112,119	70,845	58.3%

Net sales for the three months ended June 30, 2021 increased 14.6% to an all time record high of $143.9 million from $125.6 million in the same period in 2020. The year over year increase in net sales was driven by robust replacement demand broadly across the nonresidential building market that increased our volume 24.6%. The return to historical employee attendance levels helped drive our production up year over year which led to an increase in our overall revenues even as our product mix shifted to lower priced units. The Company reported diluted EPS of $0.38, up 11.8% from $0.34 in the prior year period. The increase in EPS was driven by the higher revenue, improved productivity, lower SG&A expenses as a percent of sales and a lower tax rate, partially offset by inflationary cost pressures. The lower tax rate compared to a year ago was associated with lower corporate income tax rates in the state of Oklahoma that were signed into law during the quarter. This resulted in a one-time benefit of $0.8 million, and will also lower our effective rate starting in 2022.

The Company finished the quarter with a backlog of $138.1 million, up from $103.5 million one year ago and up from $96.7 million at the end of the first quarter of 2021. The sequential improvement in backlog reflects the improved demand that we experienced throughout the second quarter. New bookings in the quarter increased approximately 70% compared to the same period one year ago.

Gary Fields, President and CEO, stated "Our performance in the second quarter was better than we expected. Organic sales growth of 14.6% was particularly noteworthy. Unlike much of the commercial HVAC market that faced a very easy year over year comparison due to the effects the pandemic had on the market in the second quarter of 2020, we did not face such a comparison. Our sales in the second quarter of 2020 were up year over year 5% versus the commercial market being down approximately 20%-25%. We were also pleased with our gross profit performance, especially considering the inflationary challenges of tight labor markets and increased raw material costs. We will continue to improve productivity and increase prices to counteract these cost pressures."

Mr. Fields continued “Looking to the second half of the year, we are optimistic sales and earnings growth will accelerate. The backlog at the end of the second quarter was up 33.4% from a year ago and 42.8% from the end of the first quarter, which positions us well. Order trends are robust and we show no sign of slowing. We are particularly optimistic considering the new construction market has yet to recover from the pandemic-related downturn. That said, we are seeing early signs of a strong recovery in new construction project planning. In addition to robust demand, we are optimistic our gross profit will continue to improve. Our disciplined pricing strategy combined with expected productivity improvements should drive higher gross and operating profits. Lastly, we continue to manage the business for the long-term as we maintain a positive outlook on the fundamentals of the company over the next several years.”

As of June 30, 2021, the Company had no debt and unrestricted cash and cash equivalents of $111.4 million, which is up from $79.0 million at the end of 2020. Capital expenditures during the first six months of 2021 were $33.2 million, as compared to $33.5 million for the same period a year ago. Rebecca Thompson, CFO, stated “We continue to anticipate our full-year 2021 capital expenditures will total approximately $70.7 million.”

The Company will host a conference call on August 6, 2021 at 9:00 A.M. (Eastern Time) to discuss the second quarter 2021 results. To participate, call 1-888-241-0551 (code 6788945); or, for rebroadcast available through August 13, 2021, call 1-855-859-2056 (code 6788945).

About AAON
AAON, Inc. is engaged in the engineering, manufacturing, marketing and sale of air conditioning and heating equipment consisting of standard, semi-custom and custom rooftop units, chillers, packaged outdoor mechanical rooms, air handling units, makeup air units, energy recovery units, condensing units, geothermal/water-source heat pumps, coils and controls. Since the founding of AAON in 1988, AAON has maintained a commitment to design, develop, manufacture and deliver heating and cooling products to perform beyond all expectations and demonstrate the value of AAON to our customers. For more information, please visit www.AAON.com.

Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “seeks”, “estimates”, “should”, “will”, and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We undertake no obligations to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Important factors that could cause results to differ materially from those in the forward-looking statements include (1) the timing and extent of changes in raw material and component prices, (2) the effects of fluctuations in the commercial/industrial new construction market, (3) the timing and extent of changes in interest rates, as well as other competitive factors during the year, and (4) general economic, market or business conditions.

Contact Information
Joseph Mondillo
Director of Investor Relations
Phone: (617) 877-6346
Email: joseph.mondillo@aaon.com

AAON, Inc. and Subsidiaries
Consolidated Statements of Income
(Unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
	(in thousands, except share and per share data)
Net sales	$143,876	$125,596	$259,664	$263,079
Cost of sales	101,769	87,465	184,400	182,001
Gross profit	42,107	38,131	75,264	81,078
Selling, general and administrative expenses	16,895	15,939	31,591	31,153
(Gain) loss on disposal of assets	—	—	—	(62)
Income from operations	25,212	22,192	43,673	49,987
Interest (expense), income, net	(4)	19	(1)	80
Other income (expense), net	39	32	56	5
Income before taxes	25,247	22,243	43,728	50,072
Income tax provision	4,632	4,439	6,737	10,415
Net income	$20,615	$17,804	$36,991	$39,657
Earnings per share:
Basic	$0.39	$0.34	$0.71	$0.76
Diluted	$0.38	$0.34	$0.69	$0.75
Cash dividends declared per common share:	$0.19	$0.19	$0.19	$0.19
Weighted average shares outstanding:
Basic	52,432,822	52,099,694	52,389,989	52,160,348
Diluted	53,603,932	52,750,401	53,736,134	52,885,491

AAON, Inc. and Subsidiaries
Consolidated Balance Sheets
(Unaudited)
	June 30, 2021	December 31, 2020
Assets	(in thousands, except share and per share data)
Current assets:
Cash and cash equivalents	$111,427	$79,025
Restricted cash	692	3,263
Accounts receivable, net of allowance for credit losses of $518 and $506, respectively	53,311	47,387
Income tax receivable	3,339	4,587
Note receivable	32	31
Inventories, net	87,399	82,219
Prepaid expenses and other	2,940	3,739
Total current assets	259,140	220,251
Property, plant and equipment:
Land	5,016	4,072
Buildings	129,607	122,171
Machinery and equipment	301,964	281,266
Furniture and fixtures	20,726	18,956
Total property, plant and equipment	457,313	426,465
Less: Accumulated depreciation	217,549	203,125
Property, plant and equipment, net	239,764	223,340
Goodwill and intangible assets, net	3,229	3,267
Right of use assets	1,472	1,571
Note receivable	579	579
Total assets	$504,184	$449,008

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$21,250	$12,447
Dividends payable	9,970	—
Accrued liabilities	47,291	46,586
Total current liabilities	78,511	59,033
Deferred tax liabilities	31,071	28,324
Other long-term liabilities	4,493	4,423
New market tax credit obligation	6,383	6,363
Commitments and contingencies
Stockholders' equity:
Preferred stock, $.001 par value, 5,000,000 shares authorized, no shares issued	—	—
Common stock, $.004 par value, 100,000,000 shares authorized, 52,416,014 and 52,224,767 issued and outstanding at June 30, 2021 and December 31, 2020, respectively	210	209
Additional paid-in capital	10,998	5,161
Retained earnings	372,518	345,495
Total stockholders' equity	383,726	350,865
Total liabilities and stockholders' equity	$504,184	$449,008

AAON, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(Unaudited)
	Six Months Ended June 30,
	2021	2020
Operating Activities	(in thousands)
Net income	$36,991	$39,657
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	14,924	12,340
Amortization of debt issuance cost	20	20
Provision for credit losses on accounts receivable, net of adjustments	12	76
Provision (recoveries) for excess and obsolete inventories	292	(193)
Share-based compensation	5,793	5,694
(Gain) loss on disposition of assets	—	(62)
Foreign currency transaction (gain) loss	(11)	30
Interest income on note receivable	(19)	(12)
Deferred income taxes	2,747	5,061
Changes in assets and liabilities:
Accounts receivable	(5,936)	10,929
Income taxes	1,248	(4,382)
Inventories	(5,472)	(11,617)
Prepaid expenses and other	799	(568)
Accounts payable	10,650	2,893
Deferred revenue	574	473
Accrued liabilities	300	2,423
Net cash provided by operating activities	62,912	62,762
Investing Activities
Capital expenditures	(33,157)	(33,510)
Proceeds from sale of property, plant and equipment	2	61
Principal payments from note receivable	29	25
Net cash used in investing activities	(33,126)	(33,424)
Financing Activities
Stock options exercised	11,848	14,173
Repurchase of stock	(10,271)	(15,937)
Employee taxes paid by withholding shares	(1,532)	(1,102)
Net cash provided by (used in) financing activities	45	(2,866)
Net increase in cash, cash equivalents and restricted cash	29,831	26,472
Cash, cash equivalents and restricted cash, beginning of period	82,288	44,373
Cash, cash equivalents and restricted cash, end of period	$112,119	$70,845

Use of Non-GAAP Financial Measures
To supplement the Company’s consolidated financial statements presented in accordance with generally accepted accounting principles (“GAAP”), an additional non-GAAP financial measure is provided and reconciled in the following table. The Company believes that this non-GAAP financial measure, when considered together with the GAAP financial measures, provides information that is useful to investors in understanding period-over-period operating results. The Company believes that this non-GAAP financial measure enhances the ability of investors to analyze the Company’s business trends and operating performance.

EBITDA
EBITDA (as defined below) is presented herein and reconciled from the GAAP measure of net income because of its wide acceptance by the investment community as a financial indicator of a company's ability to internally fund operations. The Company defines EBITDA as net income, plus (1) depreciation and amortization, (2) interest expense (income), net and (3) income tax expense. EBITDA is not a measure of net income or cash flows as determined by GAAP.

The Company’s EBITDA measure provides additional information which may be used to better understand the Company’s operations. EBITDA is one of several metrics that the Company uses as a supplemental financial measurement in the evaluation of its business and should not be considered as an alternative to, or more meaningful than, net income, as an indicator of operating performance. Certain items excluded from EBITDA are significant components in understanding and assessing a company's financial performance. EBITDA, as used by the Company, may not be comparable to similarly titled measures reported by other companies. The Company believes that EBITDA is a widely followed measure of operating performance and is one of many metrics used by the Company’s management team and by other users of the Company’s consolidated financial statements.

The following table provides a reconciliation of net income (GAAP) to EBITDA (non-GAAP) for the periods indicated:

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
	(in thousands)
Net Income, a GAAP measure	$20,615	$17,804	$36,991	$39,657
Depreciation and amortization	7,526	6,338	14,924	12,340
Interest expense (income), net	4	(19)	1	(80)
Income tax expense	4,632	4,439	6,737	10,415
EBITDA, a non-GAAP measure	$32,777	$28,562	$58,653	$62,332